Exhibit 99.1
Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Success in Initial Product Launch for MicroThermX Microwave Ablation System

SALT LAKE CITY, December 14, 2010—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) today announced success in the Company’s initial product launch for the MicroThermX Microwave Ablation System (MTX-180).  BSD’s initial product launch has been focused on placement of a select number of systems with pivotal, high-profile, interventional oncology, key opinion leaders.  BSD has successfully placed three of these systems and will shortly place a fourth system.

The first two systems have been placed at clinical sites in Salt Lake City, Utah – St. Mark’s Hospital, part of MountainStar Healthcare, and the George E. Wahlen Department of Veterans Affairs Medical Center.  The third system has been placed at William Beaumont Hospital in Detroit, Michigan, and the fourth system is pending placement at Rhode Island Hospital.  BSD has received very positive feedback from the clinicians following liver treatments with the MTX-180.

Referring to his first patient treatment, James G. Carlisle, M.D. an interventional oncologist stated, “BSD has hit the ball out of the park. The MicroThermX Microwave Ablation System provides multiple benefits, including quick set-up time, ease of use, and a big reduction in footprint. Of course, the ablation zones are large and predictable.”

Dr. Carlisle has the most extensive experience in providing image-guided, minimally invasive cancer therapies in the Intermountain West. He treats patients at St. Mark’s Hospital and the George E. Wahlen Department of Veterans Affairs Medical Center.

About St. Mark’s Hospital and MountainStar Healthcare
Established as Utah’s first hospital in 1872, St. Mark’s Hospital brings nearly 140 years of experience to delivering patient care.  It is the only one in the state to achieve the HealthGrades Patient Safety Excellence Award in 2010, and to sustain a Distinguished Hospital Award for Clinical Excellence for three consecutive years.  St. Mark’s Hospital has been ranked as a 100 Top Hospital® for cardiovascular care eight-times, and as an overall 100 Top Hospital five-times by Thomson Reuters. www.stmarkshospital.com.

MountainStar Healthcare delivers nationally recognized patient care—when and where it’s needed.  It provides high-quality healthcare services and advanced technologies at six hospitals and the only satellite emergency department in Utah, as well as two hospitals in Idaho, one in Alaska, and a growing number of physician, surgery and imaging centers.  www.notbiggerjustbetterhealth.com.

Exhibit 99.1
Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

About George E. Wahlen Department of Veterans Affairs Medical Center
The George E. Wahlen Department of Veterans Affairs Medical Center (VA), located in Salt Lake City is the major referral center for the Intermountain West veteran population. The VA provides complete and comprehensive care ranging from basic primary care to complex surgical procedures.

About the MicroThermX Microwave Ablation System
The MTX-180 is a compact, mobile, state-of-the-art, proprietary system that includes a microwave generator, single-patient-use disposable antennas, and a thermistor-based temperature monitoring system.  The innovative design of the MTX-180 is the first of its kind that allows delivery of higher power levels using a single generator.  The MTX-180 utilizes innovative synchronous phased array technology that was developed and patented by BSD to provide larger and more uniform zones of ablation during a single procedure.  The MTX-180 introduces into the Company’s product line an innovative, high-end disposable that is used in each ablation treatment, and will provide a significant ongoing revenue stream.  The soft tissue ablation world market potential is estimated to exceed $2.3 billion. The U.S. Food and Drug Administration (FDA) has granted the Company a 510(k) clearance to market the MTX-180 for ablation of soft tissue. BSD has also received CE Marking for the MTX-180 System.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.